Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of

May 16, 2024

by and among

NIPPON LIFE INSURANCE COMPANY,

AMERICAN INTERNATIONAL GROUP, INC.

and

COREBRIDGE FINANCIAL, INC.

CONTENTS

i

ii

Schedule A	–	Regulated Entity Approvals
Schedule B	–	Required Regulated Entity Approvals
Schedule C	–	List of Competitors
Exhibit A	–	Form of Stockholder’s Agreement
Exhibit B	–	Form of Registration Rights Agreement

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 16, 2024, is entered into by and among American International Group, Inc., a Delaware corporation (“Seller”), Nippon Life Insurance Company, a mutual company (sougogaisha) organized under the laws of Japan (“Buyer”) and Corebridge Financial, Inc., a Delaware corporation (the “Company”). Seller, Buyer and the Company are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller owns shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, Seller desires to sell 121,956,256 shares of Common Stock (the “Shares”) to Buyer, and Buyer desires to acquire the Shares from Seller, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in consideration of the representations and warranties and covenants set forth in this Agreement and the Ancillary Agreements, the Company desires to enter into this Agreement and the Ancillary Agreements upon the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.01         Definitions.

As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acceptance or Rejection Period” has the meaning set forth in Section 6.08(b).

“Acceptance Notice” has the meaning set forth in Section 6.08(b).

“Action” means any action, suit, litigation, arbitration, investigation, hearing, complaint, summons, formal audit or examination or proceeding by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the power to direct the management or policies of a Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Seller and its Subsidiaries (other than the Company and its Subsidiaries) shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Stockholder’s Agreement, the Registration Rights Agreement, the Secondment Agreement, the Confidentiality Agreement and any other ancillary agreements as may be mutually agreed among the Parties, including any schedules and exhibits thereto, and documents and certificates reasonably required to be executed in connection with the transactions contemplated by this Agreement, the Stockholder’s Agreement, the Registration Rights Agreement, the Secondment Agreement and the Confidentiality Agreement.

“Antitrust Approval” has the meaning set forth in Section 7.01(b).

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ, stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Burdensome Condition” means any restriction, condition, limitation or requirement that (i) is not conditioned on the Closing or (ii) individually or together with all other such actions (taken or refrained from being taken), restrictions, conditions, limitations or requirements, would or would reasonably be expected to:

(a)	have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of any Party or any of its Material Subsidiaries, after giving effect to the transactions contemplated by this Agreement or the other Ancillary Agreements;

(b)	restrict in any material respect or prohibit any lines or types of business in which the Company, Buyer or their respective Affiliates are permitted to engage, which lines or types of business are material to any Party and its Subsidiaries;

(c)	result in the imposition of any arrangement involving the sale, disposition or separate holding of any material assets or businesses of any Party or any of its Material Subsidiaries;

(d)	require any additional commitment to obtain a material amount of regulatory capital for contribution into the Company or any of its Affiliates or to provide additional financial resources to the Company or any of its Affiliates (including by way of guarantee, indemnity, capital maintenance or keepwell arrangement or any other commitment to provide further capital or funding in future);

(e)	require the implementation of any material change to the ownership or holding structure of any Party or any of its Material Subsidiaries not contemplated as part of or as a result of the transactions contemplated by this Agreement or the other Ancillary Agreements;

(f)	result in the loss, disallowance or expiration of any investment, accounting, actuarial or reporting practices of the Company in use by the Company or its Material Subsidiaries as of the date hereof, or have the effect of subjecting the Company or any of its Material Subsidiaries to any Applicable Law, investment guideline or standard, accounting standard or actuarial standard that is materially different than the Applicable Law, investment guidelines or standards, accounting standards or actuarial standards generally applicable to the Company or such Material Subsidiary as of the date hereof, in each case, which has a material adverse effect on the Company or such Material Subsidiary;

(g)	require the acceptance of any requirement that would restrict in any material way Seller’s, Buyer’s, the Company’s or any of their respective Affiliates’ ability to make any dividends or distributions; or

(h)	require any amendment or modification to this Agreement or other Ancillary Agreements that would be materially adverse to Seller, the Company, Buyer or any of their respective Affiliates, in each case as compared to this Agreement or such other Ancillary Agreement as it exists on the date hereof.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Tokyo, Japan are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” means:

(a)	Buyer;

(b)	the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Buyer;

(c)	agent or representative of or to Buyer; or

(d)	any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means:

(a)	the 45-day CFIUS Notice review period under the DPA shall have expired and the Parties shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby;

(b)	an investigation shall have been commenced after such 45-day CFIUS Notice review period and CFIUS shall have determined to conclude all action under the DPA without sending a report to the President of the United States, and the Parties shall have received notice from CFIUS that there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby; or

(c)	CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (x) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, (y) the President has not taken any such action within 15 days from the date the President received the report from CFIUS or (z) the time permitted by law for such action shall have lapsed.

“CFIUS Denial” means: (a) CFIUS has notified the Parties in writing that CFIUS intends to recommend to the President that the transactions contemplated by this Agreement be prohibited; (b) CFIUS has notified the Parties in writing that CFIUS has been unable to identify conditions mitigating the risk of the transactions contemplated hereby; or (c) the President has issued an order suspending or prohibiting the transactions contemplated hereby.

“CFIUS Notice” has the meaning set forth in Section 6.02(c)(iv).

“Chosen Courts” has the meaning set forth in Section 9.06.

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” has the meaning set forth in Article V.

“Company Entities” means the Company and each of its Subsidiaries.

“Company Insurance Subsidiaries” means each Company Entity which, by virtue of its operations and activities, is required to be licensed as an insurance or reinsurance company in accordance with Applicable Law.

“Company Material Adverse Effect” means any change, event, state of facts, occurrence or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on:

(a)	the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole; or

(b)	the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis;

provided, however, that for purposes of clause (a) above, any change, event, state of facts, occurrence or development arising out of or resulting from the following shall not be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred:

(i)	operating, business, regulatory or other conditions generally applicable to the industries in which the Company and its Subsidiaries operate their businesses;

(ii)	global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage, military actions, terrorism, cyberterrorism, or the escalation of any of the foregoing;

(iii)	changes in applicable accounting standards, including GAAP, SAP or any changes in applicable Laws or in the interpretation or enforcement thereof;

(iv)	hurricanes, earthquakes, floods or other weather events or natural disasters;

(v)	any epidemic, pandemic or disease outbreak (including COVID-19) or any escalation or worsening of any of the foregoing, or any directive, guidelines or recommendations promulgated by any Governmental Authority with respect thereto;

(vi)	the negotiation, execution and delivery of this Agreement or the public announcement, pendency or performance of the transactions contemplated hereby; provided that this clause (vi) shall not apply to any representation or warranty expressly addressing the execution and delivery of this Agreement or the performance of the transactions contemplated hereby or any closing condition related to such representation or warranty;

(vii)	the identity of or facts related to Buyer;

(viii)	any change in the market price or trading volume of the capital stock or other securities of the Company or change or prospective change in the Company’s credit, financial strength or claims paying ratings (provided that the underlying cause of such change shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless such cause is otherwise specifically excluded by one of the other clauses of this definition);

(ix)	any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement; or

(x)	any failure of the Company and its Subsidiaries to meet or achieve the results set forth in any internal or public projection or forecast or estimates of revenues or earnings (provided that the underlying cause of such failure shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless such cause is otherwise specifically excluded by one of the other clauses of this definition).

provided, however, that any change, event, state of facts, occurrence or development referred to in the foregoing clauses (i) through (v) shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect to the extent such matter adversely affects the businesses of the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner in comparison to other participants in the industries in which the Company and its Subsidiaries operate their businesses.

“Company SEC Documents” has the meaning set forth in Section 5.09(a).

“Company SEC Financial Statements” has the meaning set forth in Section 5.09(c).

“Competing Transaction” has the meaning set forth in Section 6.05.

“Competitor” shall mean the Persons set forth on Schedule C or any Subsidiary or successor by operation of law of such Person.

“Confidentiality Agreement” has the meaning set forth in the Stockholder’s Agreement.

“Domiciliary Regulator” means, with respect to any regulated insurance company, each Insurance Regulator responsible for the regulation or supervision of insurance companies in the jurisdiction in which such insurance company is domiciled.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, including all regulations promulgated thereunder.

“End Date” has the meaning set forth in Section 8.01(b)(i).

“Exempt Transfer” means a Transfer pursuant to or in connection with any merger, business combination, tender offer, business consolidation, recapitalization or exchange offer or similar transaction involving shares of Common Stock whereby the stockholders of the Company (together with their Affiliates) as of immediately prior to such transaction do not own at least 50% of the outstanding Common Stock of the Company immediately following such transaction, in each case, that has been approved by the board of directors of the Company.

“Fraud” means actual and intentional fraud (which, for the avoidance of doubt, requires actual knowledge (and not imputed or constructive knowledge)) with respect to the making of the representations and warranties in this Agreement or any certificates to be delivered pursuant to Section 7.02(e), Section 7.02(f) or Section 7.03(d), as determined under Delaware common law. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any transnational, domestic or foreign federal, state, county, municipal or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, including any executive, legislative, judicial, regulatory taxing or other governmental entity, including CFIUS.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insurance Contract” means any contract or policy of insurance (including annuities), binder, slip, rider, endorsement or certificate, and forms with respect thereto, in each case issued, renewed, ceded or assumed by a Company Insurance Subsidiary.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance or reinsurance companies or branches in such jurisdiction (and where more than one such Governmental Authority supervises insurance companies or reinsurance companies or branches in such jurisdiction, each Governmental Authority).

“Knowledge” means:

(a)	with respect to Seller, the actual knowledge of Adam Burk or Christina Banthin;

(b)	with respect to Buyer, the actual knowledge of Minoru Kimura or Tomonao Gotoda; and

(c)	with respect to the Company, the actual knowledge of Christine Nixon or Elias Habayeb.

“Letter Agreement” means that certain Letter Agreement, dated as of March 11, 2024 by and among Buyer, Seller and the Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse rights or claims of any kind in respect of such property or asset.

“Material Reinsurance Agreement” has the meaning set forth in Section 5.11(a)(i).

“Material Subsidiary” means, in the case of any Party, any material Subsidiary of such Party, including for the avoidance of doubt, any Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 102(w) of Regulation S-X under the 1933 Act) of such Party.

“Most Recent Statutory Statement” has the meaning set forth in Section 5.09(f)(ii).

“NYSE” means the New York Stock Exchange.

“Order” has the meaning set forth in Section 7.01(a).

“Organizational Documents” means, with respect to any Person, such Person’s certificate of incorporation or formation or organization, articles of organization, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, operating agreement, or other similar governing documents of such Person, each as amended through the date hereof.

“Parties” and “Party” each have the respective meanings set forth in the Preamble.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (including any person or group as defined in Section 13(d)(3) of the 1934 Act).

“Per Share Purchase Price” has the meaning set forth in Section 2.01.

“Preferred Stock” means the preferred stock of the Company par value, $1.00 per share.

“Purchase Notice” has the meaning set forth in Section 6.08(a).

“Purchase Price” has the meaning set forth in Section 2.01.

“Registration Rights Agreement” has the meaning set forth in Section 2.02(d)(ii).

“Regulated Entity Approvals” has the meaning set forth in Section 3.03(a).

“Regulatory Return” has the meaning set forth in Section 5.10(b).

“Reinsurance Agreements” means all reinsurance or retrocession policies, contracts, agreements, treaties, slips, riders, binders, cover notes or arrangements to which any Company Insurance Subsidiary is currently a party, under which such Company Insurance Subsidiary has ceded any insurance risk to other insurers or reinsurers (other than another Company Entity) or pursuant to which a Company Insurance Subsidiary has assumed any insurance risk from any other insurer (other than another Company Entity).

“Remedies Exception” means:

(a)	applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Applicable Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally; and

(b)	the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representatives” mean, with respect to any Party, such Party’s and its Affiliates’ directors, officers, employees, advisors (including financial advisors, attorneys, accountants, actuaries and consultants) and agents.

“Required Regulated Entity Approvals” means the Regulated Entity Approvals set forth in Schedule B of this Agreement.

“ROFO Buyer” has the meaning set forth in Section 6.08(a).

“ROFO Sale Notice” has the meaning set forth in Section 6.08(a).

“ROFO Shares” has the meaning set forth in Section 6.08(a).

“Sale” has the meaning set forth in Section 2.01.

“SAP” means, (i) with respect to any regulated insurance company domiciled in Bermuda, GAAP, as modified by the accounting principles and practices prescribed or permitted by the Domiciliary Regulator in Bermuda with respect to such regulated insurance company, as in effect at the relevant time, and (ii) with respect to any other regulated insurance company, the statutory accounting principles or practices prescribed or permitted by such insurance company’s Domiciliary Regulator in effect at the relevant time.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.09(b).

“SEC” means the Securities and Exchange Commission.

“Secondment Agreement” has the meaning set forth in the Stockholder’s Agreement.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” means:

(a)	Seller;

(b)	the Company;

(c)	the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Seller or the Company; or

(d)	any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Separation Agreement” means that certain Separation Agreement, by and between the Company and Seller, dated as of September 14, 2022.

“Shares” has the meaning set forth in the Recitals.

“Solvent” means, with respect to any Person, that:

(a)	the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)	such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c)	such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

“Statutory Statements” has the meaning set forth in Section 5.09(f)(ii).

“Stockholder’s Agreement” has the meaning set forth in Section 2.02(d)(i).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Transfer” has the meaning set forth in Section 6.06(a).

“Wire Transfer Instructions” has the meaning set forth in Section 2.02(b).

Section 1.02         Other Definitional and Interpretative Provisions.

(a)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The word “or” shall be inclusive and not exclusive.

(c)	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)	References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.

(e)	All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f)	Any capitalized terms used in any Exhibit, Annex or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(g)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(h)	As context requires, any masculine gender shall include the feminine and neuter genders; any feminine gender shall include the masculine and neuter genders; and any neuter gender shall include masculine and feminine genders.

(i)	Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(j)	“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)	References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(l)	References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(m)	References to any Person include the successors and permitted assigns of that Person.

(n)	References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(o)	References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

(p)	The symbol “$” refers to United States Dollars, the lawful currency of the United States of America.

(q)	The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(r)	References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

(s)	Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

Article II
THE PURCHASE AND SALE

Section 2.01         Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell and deliver to Buyer and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Shares, free and clear of all Liens (other than transfer restrictions arising under applicable securities and insurance laws and any Liens created pursuant to the Stockholder’s Agreement or otherwise in connection with the transactions contemplated by this Agreement or by Buyer) in exchange for payment to Seller (or its designees) pursuant to Section 2.02(c) in the amount of $31.4704 per Share, without interest (the “Per Share Purchase Price”), for the aggregate amount of $3,838,012,158.82 to be paid to Seller for all Shares pursuant to Section 2.02(c) (the “Purchase Price”) (such transaction, the “Sale”), subject to adjustment pursuant to Section 2.03.

Section 2.02         Closing.

(a)	Upon the terms and subject to the conditions of this Agreement, the closing of the Sale (the “Closing”) shall take place via the electronic exchange of documents and signatures on a date as Buyer and Seller may mutually agree, but in any event no later than three Business Days after the date the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Buyer and Seller may mutually agree (such date being the “Closing Date”).

(b)	At least ten Business Days prior to the Closing Date, Seller shall deliver to Buyer wire transfer instructions (the “Wire Transfer Instructions”) designating the bank account to which the Purchase Price shall be paid by Buyer at the Closing.

(c)	At the Closing, Buyer shall cause to be paid to Seller (or their designees), by wire transfer of immediately available funds an amount equal to the Purchase Price, which shall be delivered into the bank account as set forth in the Wire Transfer Instructions.

(d)	Buyer Deliverables. At the Closing:

(i)	Buyer shall cause to be delivered to the Company a duly executed counterpart of the Stockholder’s Agreement, dated as of the Closing Date, by and between Buyer and the Company in substantially the form set forth in Exhibit A hereto (the “Stockholder’s Agreement”);

(ii)	Buyer shall cause to be delivered to the Company and Seller a duly executed counterpart of the Registration Rights Agreement, dated as of the Closing Date, by and among Seller, Buyer and the Company in substantially the form set forth in Exhibit B hereto (the “Registration Rights Agreement”); and

(iii)	Buyer shall cause to be delivered to the Company executed counterpart(s) to the Confidentiality Agreement, duly executed by itself and any applicable NLI Designees (as defined in the Stockholder’s Agreement).

(e)	Seller Deliverables. At the Closing:

(i)	Seller shall deliver to Buyer (x) customary evidence of the transfer of the Shares in the name of Buyer by book-entry on the books and records of the Company and (y) a duly executed IRS Form W-9; and

(ii)	Seller shall deliver to Buyer and the Company a duly executed counterpart to the Registration Rights Agreement.

(f)	Company Deliverables. At the Closing:

(i)	The Company shall deliver to Buyer a duly executed counterpart to the Stockholder’s Agreement;

(ii)	The Company shall deliver to Buyer and Seller a duly executed counterpart to the Registration Rights Agreement; and

(iii)	The Company shall deliver to Buyer a duly executed counterpart to the Confidentiality Agreement.

Section 2.03         Adjustments.

If, during the period between the date of this Agreement and the Closing:

(a)	the Company declares any special or extraordinary dividend or distribution in respect of Common Stock with a record date during such period, the Per Share Purchase Price shall be decreased by an amount equal to the per share amount of such dividend or distribution (it being agreed, for clarity, that there shall be no such decrease with respect to any regular quarterly dividend or distribution declared by the Company in respect of the Common Stock); or

(b)	the Common Stock shall have been changed into a different number of shares or a different class, including by reason of any reclassification, recapitalization, stock split, reverse stock split or combination, then the Per Share Purchase Price and the amount of the Shares shall be appropriately adjusted.

Section 2.04         Withholding Rights.

Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration payable hereunder such amounts as it is required to deduct and withhold under applicable U.S. federal, state, local or non-U.S. tax laws; provided, however, that no payer shall withhold or deduct any amounts pursuant to this Section 2.04 or otherwise, without prior consultation with the recipient at least five Business Days prior to Closing, and shall reasonably cooperate to reduce or eliminate such withholding or deduction. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Buyer further agrees that, provided a duly executed IRS Form W-9 described in Section 2.02(e)(i)(y) is provided by Seller, neither Buyer nor any of its Affiliates will make any deduction or withholding of U.S. federal income taxes from any payment hereunder absent a change in applicable law after the date hereof.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer and the Company that:

Section 3.01         Corporate Existence and Power.

Seller is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all corporate (or other organizational) power and authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

Section 3.02         Authority of Seller.

The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby are within the organizational powers of Seller and have been duly authorized by all necessary corporate (or other organizational) action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer and the Company, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to the Remedies Exception).

Section 3.03         Governmental Authorization.

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to, any Governmental Authority, excluding the Financial Services Agency of Japan, other than:

(a)	the regulated entity approvals, including the insurance regulatory approvals, set forth in Schedule A of this Agreement (the “Regulated Entity Approvals”);

(b)	filings required under, and compliance with other applicable requirements of, the HSR Act;

(c)	any filings required under, and compliance with any other applicable requirements of, the 1933 Act, the 1934 Act and any other Applicable Laws concerning state or federal securities or the rules and regulations of the NYSE; or

(d)	any consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

Section 3.04         Non-contravention.

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Seller;

(b)	assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 3.03 have been obtained and all filings and notifications described in Section 3.03 have been made and any waiting periods thereunder have terminated or expired, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to Seller;

(c)	assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 3.03 have been obtained and all filings and notifications described Section 3.03 have been made and any waiting periods thereunder have terminated or expired, require any consents of, approvals of, authorizations of, permits with, filings with, declarations of, actions of, registrations with, or notifications to any Person the absence of which would cause, permit or give rise to a right of termination or cancellation, an acceleration of performance required or other change of any right or obligation or the loss of any benefit to which Seller or is entitled under any term, condition or provision of any material agreement or other material instrument binding upon Seller; or

(d)	result in the creation or imposition of any Lien on any property or other asset of Seller,

except in the case of each of clauses (b) through (d), as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

Section 3.05         Title.

Seller is the owner of, and has good, valid and marketable title to, the Shares, free and clear of any Liens other than transfer restrictions under applicable securities and insurance laws. Upon transfer of the Shares to Buyer at the Closing in accordance with this Agreement, Buyer will own all of the Shares free and clear of any Liens, except for transfer restrictions under applicable securities and insurance laws and any Liens created pursuant to the Stockholder’s Agreement or this Agreement or by Buyer.

Section 3.06         Absence of Litigation.

As of the date of this Agreement, there is no Action pending against, or, to the Knowledge of Seller, threatened against, or any order, judgment, ruling or decree imposed upon, Seller or any of its Affiliates before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

Section 3.07         Finders’ Fees.

Seller has not entered into any agreement or arrangement entitling any investment banker, broker, finder or financial advisor to any fee or commission in connection with the transactions contemplated by this Agreement for which Buyer, the Company or any of their respective Affiliates would be responsible.

Section 3.08         No Other Representations or Warranties.

Seller hereby acknowledges and agrees that, except as expressly set forth in any other Ancillary Agreement, the representations and warranties made by Buyer in Article IV and made by the Company in Article V (as modified by the Company Disclosure Schedule), respectively, are the sole representations and warranties being made by or on behalf of Buyer and the Company, respectively, and their respective Affiliates and Representatives and are exclusive of any other representations and warranties, including any implied warranties, and, except for the representations and warranties of Buyer expressly set forth in Article IV and the representations and warranties of the Company expressly set forth in Article V (as modified by the Company Disclosure Schedule), none of Buyer or the Company, respectively, or any of their respective Affiliates or Representatives have made, nor are any of them making, any express or implied representation or warranty, including any representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to Seller or any of its Representatives or prepared by or for Buyer or the Company, respectively, or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company that:

Section 4.01         Corporate Existence and Power.

Buyer is duly organized, validly existing and, where applicable, in good standing under the laws of Japan. Buyer has all corporate or other organizational powers and all authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.02         Corporate Authorization.

The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby are within the organizational powers of Buyer and have been duly authorized by all necessary corporate or other organizational action on the part of Buyer and no approval by any of the equityholders of Buyer or its Affiliates is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and the Company, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (subject to the Remedies Exception).

Section 4.03         Governmental Authorization.

The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to any Governmental Authority other than:

(a)	the Regulated Entity Approvals;

(b)	filings required under, and compliance with other applicable requirements of, the HSR Act;

(c)	any filings required under, and compliance with any other applicable requirements of, the 1933 Act, the 1934 Act and any other Applicable Laws concerning state or federal securities or the rules and regulations of the NYSE; or

(d)	any consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.04         Non-contravention.

The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Buyer;

(b)	assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 4.03 have been obtained and all filings and notifications described in Section 4.03 have been made and any waiting periods thereunder have terminated or expired, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to Buyer;

(c)	assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 4.03 have been obtained and all filings and notifications described in Section 4.03 have been made and any waiting periods thereunder have terminated or expired, require any consents of, approvals of, authorizations of, permits with, filings with, declarations of, actions of, registrations with, or notifications to any Person the absence of which would cause, permit or give rise to a right of termination or cancellation, an acceleration of performance required or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any term, condition or provision of any material agreement or other material instrument binding upon Buyer; or

(d)	result in the creation or imposition of any Lien on any property or other asset of Buyer,

except in the case of each of clauses (b) through (d), as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.05         Finders’ Fees.

Buyer has not entered into any agreement or arrangement entitling any investment banker, broker, finder or financial advisor to any fee or commission in connection with the transactions contemplated by this Agreement for which Seller, the Company or their respective Affiliates would be responsible.

Section 4.06         Absence of Litigation.

As of the date of this Agreement, there is no Action pending against, or, to the Knowledge of Buyer, threatened against, or any order, judgment, ruling or decree imposed upon, Buyer or any of its Affiliates before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.07         Financing.

As of the date of this Agreement, Buyer has, and at the Closing Buyer will have, sufficient funds on hand to enable Buyer to satisfy all of Buyer’s obligations under this Agreement, including to pay the Purchase Price and all fees and expenses payable by Buyer in connection with the transactions contemplated by this Agreement. Buyer expressly acknowledges and agrees that its obligations under this Agreement to consummate the transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will be Solvent.

Section 4.08         Investment Intention.

Buyer has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of acquiring the Shares, and has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning the Company and its Subsidiaries and their businesses. Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the 1933 Act and is a “qualified institutional buyer” as defined in Rule 144A promulgated under the 1933 Act. Buyer will acquire the Shares for investment purposes, for its own account and not with a view towards distribution or for sale in violation of the 1933 Act. Buyer understands that the Shares have not been registered under the 1933 Act, or any applicable state or foreign securities Applicable Laws, and cannot be sold unless subsequently registered under the 1933 Act or Applicable Laws concerning foreign securities or pursuant to an applicable exemption therefrom and pursuant to Applicable Laws concerning state securities, as applicable.

Section 4.09         Regulatory Matters.

(a)	Neither Buyer nor, to the knowledge of Buyer, any Affiliate of Buyer is subject to (i) an order of the SEC under Section 15(b)(6)(A) of the 1934 Act barring or subjecting the right of such Person to be associated with a broker-dealer or (ii) a “statutory disqualification” as defined in Section 3(a)(39) of the 1934 Act.

(b)	As a result of the consummation of the Sale by Buyer or its assignee (if any) pursuant to Section 9.04(b), no Governmental Authority or instrumentality thereof will acquire or possess, directly or indirectly, “control” of the Company Insurance Subsidiaries within the meaning of N.Y. Ins. Law Section 1102(h) and similar Applicable Law in other states.

Section 4.10         No Other Representations or Warranties.

Buyer hereby acknowledges and agrees that, except as expressly set forth in any other Ancillary Agreement, the representations and warranties made by Seller in Article III and made by the Company in Article V (as modified by the Company Disclosure Schedule) are the sole representations and warranties being made by or on behalf of Seller or the Company, respectively, and their respective Affiliates and Representatives and are exclusive of any other representations and warranties, including any implied warranties, and, except for the representations and warranties of Seller expressly set forth in Article III and the representations and warranties of the Company expressly set forth in Article V (as modified by the Company Disclosure Schedule), none of Seller or the Company, respectively, or any of their respective Affiliates or Representatives have made, nor are any of them making, any express or implied representation or warranty, including any representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to Buyer or any of its Representatives or prepared by or for Seller or the Company, respectively, or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except:

(a)	as set forth in the disclosure schedule delivered by the Company to Buyer (together with all attachments and appendices thereto, the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article V to which the information in such schedule relates; provided that disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement solely to the extent that (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure relates to such other sections); and

(b)	as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents describing generally the risks faced by participants in the industries in which the Company Entities operate without disclosure of specific facts and circumstances); provided that disclosure in such Company SEC Documents shall not be deemed to modify or qualify the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04 or Section 5.07 except to the extent expressly set forth in the Company Disclosure Schedule;

the Company hereby represents and warrants to Buyer and Seller that:

Section 5.01         Corporate Existence and Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate (or other organizational) power and authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.02         Authority of the Company.

(a)	The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are within the organizational powers of the Company and have been duly authorized by all necessary corporate (or other organizational) action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and Seller, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to the Remedies Exceptions).

(b)	Assuming none of Buyer or any of its Affiliates is an “owner” (as defined in Section 203(c)(9) of the DGCL) of 15% or more of the “voting stock” (as defined in Section 203(c)(8) of the DGCL) of the Company as of the date hereof and none of them has been such an owner during the three years prior to the date hereof, if the Company becomes subject to Section 203 of the DGCL pursuant to Article Eleven of the Amended and Restated Certificate of Incorporation of the Company, the board of directors of the Company has taken all actions reasonably necessary so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Applicable Law are not applicable to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and will not become applicable to Buyer or its Affiliates (who were Affiliates as of the date of this Agreement) as a result of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby so long as Buyer and its Affiliates (who were Affiliates as of the date hereof) maintain “ownership” (as defined in Section 203(c)(9) of the DGCL) of at least 15% of the outstanding “voting stock” (as defined in Section 203(c)(8) of the DGCL) of the Company.

(c)	To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Applicable Law applies to this Agreement, the Ancillary Agreements or the other transactions contemplated hereby or thereby. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any of its Subsidiaries.

Section 5.03         Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to, any Governmental Authority, excluding the Financial Services Agency of Japan, other than:

(a)	the Regulated Entity Approvals;

(b)	filings required under, and compliance with other applicable requirements of, the HSR Act;

(c)	any filings required under, and compliance with any other applicable requirements of, the 1933 Act, the 1934 Act and any other Applicable Laws concerning state or federal securities or the rules and regulations of the NYSE; or

(d)	any consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

Section 5.04         Non-Contravention.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Company;

(b)	assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 5.03 have been obtained and all filings and notifications described in Section 5.03 have been made and any waiting periods thereunder have terminated or expired, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to the Company;

(c)	assuming that all consents, approvals, authorizations, permits, declarations, actions, or registrations described in Section 5.03 have been obtained and all filings and notifications described in Section 5.03 have been made and any waiting periods thereunder have terminated or expired, require any consents of, approvals of, authorizations of, permits with, filings with, declarations of, actions of, registrations with, or notifications to any Person the absence of which would cause, permit or give rise to a right of termination or cancellation, an acceleration of performance required or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any term, condition or provision of any material agreement or other material instrument binding upon the Company; or

(d)	result in the creation or imposition of any Lien on any property or other asset of the Company,

except, in the case of each of clauses (b) through (d), as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 5.05         Absence of Litigation.

As of the date of this Agreement, there is no Action pending against, or, to the Knowledge of the Company, threatened against, or any order, judgment, ruling or decree imposed upon, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 5.06         Finders’ Fees.

The Company has not entered into any agreement or arrangement entitling any investment banker, broker, finder or financial advisor to any fee or commission in connection with the transactions contemplated by this Agreement for which Seller, Buyer or any of their respective Affiliates would be responsible.

Section 5.07         Capitalization.

(a)	The authorized capital stock of the Company consists of 2,500,000,000 shares of Common Stock and 250,000,000 shares of Preferred Stock.

(b)	As of May 14, 2024:

(i)	609,781,278 shares of Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights;

(ii)	40,408,571 shares of Common Stock were held in the treasury of the Company;

(iii)	1,410,582 shares of Common Stock were subject to outstanding options to purchase Common Stock, no shares of Common Stock were subject to outstanding Company stock appreciation rights;

(iv)	4,942,192 shares of Common Stock were subject to outstanding Company restricted stock units or deferred stock units, (A) none of which were subject to performance vesting requirements assuming maximum achievement of performance goals and (B) none of which were subject to performance vesting requirements assuming target performance; and

(v)	no shares of Preferred Stock were issued and outstanding.

(c)	Except for the issuance of Shares under equity or equity-based incentive plan sponsored by the Company in accordance with their terms:

(i)	there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock of the Company, or securities convertible into or exchangeable for such capital stock, or obligating the Company to issue or sell any shares of its capital stock, or securities convertible into or exchangeable for such capital stock of, the Company; and

(ii)	since January 1, 2024 and prior to the date of this Agreement, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than those shares of capital stock reserved for issuance described in this Section 5.07.

(d)	All shares of Common Stock subject to issuance under equity or equity-based incentive plans sponsored by the Company or any of its Affiliates, upon issuance prior to the Closing Date on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive right with respect to, in each case, any shares of Common Stock or any capital stock of the Company. The Company does not have any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 5.08         Compliance with Laws and Orders.

The Company Entities are in compliance, and since January 1, 2022, have been in compliance, with all Applicable Laws and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries) except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 5.09         SEC Documents; Financial Statements.

(a)	The Company has filed or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company on its own behalf with the SEC under the 1933 Act or the 1934 Act since January 1, 2023 (the “Company SEC Documents”).

(b)	As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such amended filing) each Company SEC Document complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and the listing and corporate governance rules and regulations of the NYSE and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2023, the Company has not received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, and has not received any written notice from the SEC or other Governmental Authority that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Documents (including the financial statements included therein).

(c)	The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared, in all material respects, in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the 1934 Act), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

(d)	The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the 1934 Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the 1934 Act, which such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Since January 1, 2023, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Company’s independent registered accountants has identified (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting utilized by the Company that remains unremediated, (B) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s preparation of financial statements or internal control over financial reporting or (C) any claim or allegation regarding any of the foregoing which was presented to the board of directors of the Company.

(e)	The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except:

(i)	as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto;

(ii)	for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements;

(iii)	for liabilities and obligations arising out of or in connection with this Agreement, or the transactions contemplated hereby; and

(iv)	for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f)	The Company has delivered to Buyer true, correct and complete copies of:

(i)	the annual statutory financial statement of each of the Company Insurance Subsidiaries, together with the report of such Company Insurance Subsidiary’s independent auditors thereon, as of and for the years then-ended December 31, 2023 and 2022; and

(ii)	the quarterly statutory financial statements of each Company Insurance Subsidiary most recently filed with the applicable Insurance Regulator (other than any such quarterly financial statement as of and for the annual period ending December 31, which is addressed in clause (i) above) (the “Most Recent Statutory Statements” and, collectively with the statements set forth in clause (i), the “Statutory Statements”).

The Statutory Statements were prepared, in all material respects, in accordance with Applicable Law and SAP applicable to each Company Insurance Subsidiary consistently applied throughout all such periods and fairly present in all material respects the statutory financial position at the respective dates, the results of operations, and, if applicable, changes in surplus and cash flows of each Company Insurance Subsidiary for the periods covered thereby, subject, in the Most Recent Statutory Statements, to the absence of full footnote disclosures and other presentation items and normal year-end audit adjustments. No material deficiency has been asserted by any Governmental Authority with respect to any Statutory Statement that has not been resolved, to the Knowledge of the Company, to the material satisfaction of such Governmental Authority prior to the date hereof. Except as indicated in any Statutory Statement, (A) all assets that are reflected on the Statutory Statements comply with all Applicable Laws regulating the investments of the Company Insurance Subsidiaries and (B) all admitted assets are in amount at least equal to the minimum amount required by Applicable Laws, in each case of (A) or (B) above, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.10         Insurance Regulatory Matters.

(a)	Section 5.10 of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each Company Insurance Subsidiary, together with the Domiciliary Regulator thereof and each jurisdiction in which each such Company Insurance Subsidiary is licensed or authorized to conduct the business of insurance or reinsurance. Each of the Company Insurance Subsidiaries is licensed or authorized, to the extent required by Applicable Laws, in each jurisdiction where it engages in business and where applicable, for each line of business written, marketed, sold or administered therein, except where the failure to be so licensed or authorized would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)	Each Company Insurance Subsidiary has filed all material reports, statements, documents, registrations, filings or submissions required by Applicable Law to be filed by it with any Insurance Regulator or required to be published by it (including any solvency and financial condition report) (each, a “Regulatory Return”) from and after December 31, 2022 and each such Regulatory Return has been prepared in all material respects in accordance with Applicable Law, SAP and in a manner which is consistent in all material respects with the preparation of such document since January 1, 2022.

(c)	The Company has made available to Buyer copies of all material reports or findings (or drafts of such reports or findings if the final report or findings are not yet available) delivered by an Insurance Regulator to a Company Entity since January 1, 2022 to the date hereof in connection with any examinations, audits or investigations (including any financial, market conduct and similar examinations) performed by or on behalf of or at the request of any Insurance Regulator with respect to any Company Insurance Subsidiary. As of the date hereof, no examinations, audits or investigations are currently being performed or, to the Knowledge of the Company, are anticipated or likely to be requested or performed with respect to any Company Insurance Subsidiary by any Insurance Regulator, other than those made in the ordinary course.

(d)	Any application form, form of insurance policy or rate utilized by any Company Insurance Subsidiary as of the date hereof, the use or issuance of which requires filing or approval under Applicable Law, has been filed, and, if required, approved or not objected to by the Insurance Regulator of such state or jurisdiction in which such application forms, forms of insurance policies, and rates are required to be filed within the period provided by Applicable Law for approval or objection, except for failures to effect such filings or secure such approvals or non-objections, which would not be material and adverse to the business of the Company, taken as a whole. No material deficiencies have been asserted by any Insurance Regulator with respect to any such filings that have not been cured or otherwise resolved. To the Knowledge of the Company, the Insurance Contracts currently in effect have in all material respects been administered in accordance with the terms of such policies and in compliance with Applicable Law, except as would not be material and adverse to the business of the Company, taken as a whole.

Section 5.11         Reinsurance.

(a)	Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)	each Reinsurance Agreement under which a Company Insurance Subsidiary has (A) taken credit for reinsurance, or established modified coinsurance reserves, in each case, in an amount of $4,800,000,000 or more as reflected on the applicable Statutory Statement for such Company Insurance Subsidiary for the annual period ended December 31, 2023 or (B) assumed gross reserves in an amount of $4,800,000,000 or more, as reflected on the applicable Statutory Statement for such Company Insurance Subsidiary for the annual period ended December 31, 2023 (each, a “Material Reinsurance Agreement”) is a legal, valid and binding obligation of the applicable Company Insurance Subsidiary which is a party to it (assuming the due authorization, execution and delivery thereof by the party or parties thereto which are not Company Entities) and, to the Knowledge of the Company, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Remedies Exception;

(ii)	the applicable Company Insurance Subsidiary party thereto is not, and, to the Knowledge of the Company, no other party thereto is in breach of, violation of or default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Material Reinsurance Agreement or in any material agreements governing collateral arrangements supporting such Material Reinsurance Agreement;

(iii)	to the Knowledge of the Company, no event has occurred that would constitute a breach of, violation of or default under any Material Reinsurance Agreement (including any material agreements governing collateral arrangements supporting such Material Reinsurance Agreement) or which with the giving of notice or the lapse of time (or both) would constitute any such breach, violation or default or which would permit termination or modification by any party of such Material Reinsurance Agreement;

(iv)	since January 1, 2022, there have been no Actions with respect to any Material Reinsurance Agreement other than disputes in the ordinary course of business for which adequate loss reserves have been established;

(v)	the applicable Company Insurance Subsidiary is entitled under Applicable Law and SAP to take credit in its Statutory Statements for amounts reflected therein that are recoverable by it under the Reinsurance Agreements; and

(vi)	as of the date hereof, since January 1, 2022, none of the Material Reinsurance Agreements have been commuted, terminated or recaptured.

(b)	With respect to any Reinsurance Agreement for which a Company Insurance Subsidiary is taking credit on its Most Recent Statutory Statements, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, from and after January 1, 2022, there has been no separate written or, to the Knowledge of the Company, oral agreement between any of the Company Insurance Subsidiaries as cedant thereunder and the assuming reinsurer that would undermine or limit the risk transfer provided by such Reinsurance Agreement to the assuming reinsurer, or adversely reduce, limit, mitigate or otherwise affect any actual or potential loss to the applicable Company Insurance Subsidiary that is a party thereto under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in such Reinsurance Agreement.

(c)	Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2022, there have been no Actions pending or, to the Knowledge of the Company, threatened in law or in equity seeking compensatory, consequential, punitive, or exemplary damages, or seeking to recover sums in excess of any applicable limit of indemnity under an Insurance Contract, arising from an allegation or claim of any insured (or any Person claiming for or on behalf of any insured), which alleges negligence, gross negligence, bad faith or other tortious conduct on the part of a Company Entity (or any designee, agent or representative of a Company Entity) in the handling, adjustment, rejection, defense or settlement of a claim under an Insurance Contract, regardless of whether the same may be covered as an extra-contractual obligation or a loss excess of policy limits under any Reinsurance Agreement.

Section 5.12         No Other Representations or Warranties.

The Company hereby acknowledges and agrees that, except as expressly set forth in any other Ancillary Agreement, the representations and warranties made by Buyer in Article IV and made by Seller in Article III, respectively, are the sole representations and warranties being made by or on behalf of Buyer or Seller, respectively, and their respective Affiliates and Representatives and are exclusive of any other representations and warranties, including any implied warranties, and, except for the representations and warranties of Buyer expressly set forth in Article IV and the representations and warranties of Seller expressly set forth in Article III, none of Buyer or Seller, respectively, or any of their respective Affiliates or Representatives have made, nor are any of them making, any express or implied representation or warranty, including any representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to the Company or any of its Representatives or prepared by or for Buyer or Seller, respectively, or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Article VI
COVENANTS OF THE PARTIES

Section 6.01         Conduct of the Business. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, except as otherwise expressly contemplated by any other provision of this Agreement, or with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), the Company shall not take any of the following actions:

(a)	amend the certificate of incorporation, bylaws or any other Organizational Documents of the Company, or the charter or other governing documents of any committee of the board of directors of the Company, in any manner that would, after the Closing, materially and adversely affect Buyer’s enumerated rights under this Agreement or the Stockholder’s Agreement, provided that any amendments required by Applicable Law or any Governmental Authority shall not require the prior written consent of Buyer;

(b)	commence any voluntary dissolution, liquidation or winding up of the Company;

(c)	commence any voluntary deregistration or delisting of the Common Stock;

(d)	issue any new Common Stock to any NLI Competitor; or

(e)	agree to take any of the foregoing actions.

Section 6.02         Reasonable Best Efforts.

(a)	Subject to the terms and conditions of this Agreement, Buyer, Seller and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including:

(i)	subject to this Section 6.02, preparing and filing as promptly as practicable with any Governmental Authority or other Person all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement; and

(ii)	obtaining (in any event, prior to the End Date) and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Person that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)	In furtherance and not in limitation of the foregoing, as promptly as reasonably practicable from the date hereof (and, in the case of any “Form A”, “Section 1506” filing or other insurance change of control filing under Applicable Law, in no event more than thirty (30) Business Days following the date hereof), Buyer shall make the appropriate filings with the applicable Governmental Authorities in connection with the Regulated Entity Approvals.

(c)	In furtherance and not in limitation of the foregoing:

(i)	Buyer shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable from the date hereof, and in any case within twenty (20) Business Days after the date hereof, including providing notice of such filing to the Company as required by the HSR Act;

(ii)	Buyer, Seller and the Company shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, provided that, without limiting their respective obligations under this Section 6.02, Buyer, Seller or the Company may, in good faith, seek to limit the scope or content of any such request; and

(iii)	Buyer shall use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(iv)	Buyer, Seller and the Company shall, as promptly as reasonably practicable, and in any case within thirty (30) Business Days after the date hereof, submit to CFIUS a draft of a joint voluntary notice of the transactions contemplated by this Agreement (the “CFIUS Notice”).

(v)	Each of Buyer, Seller and the Company shall use its reasonable best efforts to provide any requested supplemental information and other related information pursuant to the DPA, and submit a final CFIUS Notice and other related information pursuant to the DPA as promptly as reasonably practicable after receiving any comments to the draft CFIUS Notice during the pre-notice consultation process; provided that without limiting their respective obligations under this Section 6.02, Buyer, Seller or the Company may, in good faith, seek to limit the scope or content of any such request. Each of Buyer, Seller and the Company shall as promptly as reasonably practicable, and in any case, within the timeframes set forth in the DPA, provide, or cause to be provided, all agreements, documents, instruments, affidavits or information that may be required or requested by CFIUS relating to such Party or its Affiliates or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders; provided that without limiting their respective obligations under this Section 6.02, Buyer, Seller or the Company may, in good faith, seek to limit the scope or content of any such request.

(d)	In furtherance and not in limitation of the foregoing, each of Buyer, Seller and the Company shall use their respective reasonable best efforts to:

(i)	cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including by:

(A)	defending against all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its Affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding;

(B)	seeking to have lifted or rescinded any injunction or restraining order which would have the effect of preventing the Closing or delaying the Closing beyond the End Date, in each case until the issuance of a final, non-appealable order with respect thereto; and

(C)	executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby;

provided that, (x) nothing in this Agreement shall require Seller, the Company, Buyer or their respective Subsidiaries to initiate litigation or an appeal process on behalf of Seller, the Company, Buyer or any of their respective Subsidiaries with respect to any claim in any court or administrative or other tribunal against any Insurance Regulator or Governmental Authority having jurisdiction over it in order to avoid entry of, or to have vacated or terminated, any legal restraint that would prevent the Closing, in each case, if doing so would be reasonably expected to have a material and an adverse impact on Seller, the Company, Buyer or any of their respective Subsidiaries with respect to such Insurance Regulator or other Governmental Authority, and (y) the forgoing clauses (A) and (B) shall not apply with respect to the CFIUS Approval; and

(ii)	keep the other Party informed in all material respects and on a reasonably timely basis of:

(A)	any substantive communications received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, CFIUS or any other Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; and

(B)	the status of any request, inquiry, investigation, action or legal proceeding from, by or before any Governmental Authority with respect to the transactions contemplated by this Agreement,

in each case, including by promptly furnishing the other Party with copies of any written or electronic communications with any such Governmental Authorities.

Subject to Applicable Law relating to the exchange of information, each of Buyer, Seller and the Company shall have the reasonable opportunity to review in advance, and will consult the other Party on and consider in good faith the views of the other Party in connection with, and comments to, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement, and shall provide the other Party with copies of all such materials made or submitted to a Governmental Authority. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any request, inquiry, investigation, action or legal proceeding by or from any Governmental Authority with respect to the transactions contemplated by this Agreement, each of Buyer, Seller, and the Company will permit authorized Representatives of the other Parties to be present at each substantive meeting or conference with a Governmental Authority relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding. Notwithstanding anything to the contrary herein, no Party shall be required to disclose to the other Party or any of its or its Affiliates’ confidential competitive information, privileged information or personally identifiable information, which information may be redacted or otherwise designated as “Counsel Only Material” and furnished only to outside counsel of such other Party dealing with regulatory matters (which “Counsel Only Material” will not be disclosed by such outside counsel to employees, officers or directors of the recipient).

(e)	In furtherance and not in limitation of the foregoing, each of Buyer, Seller and the Company shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the transactions contemplated hereby.

(f)	For the purposes of this Section 6.02, “reasonable best efforts” shall be deemed to include, subject to the proviso below, complying with any requirements of Applicable Law and any order of any Governmental Authority that may be imposed in connection with seeking and obtaining any consents, approvals, authorizations, waivers or exemptions of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement promptly and in any event no later than the End Date, including, in the case of Buyer, agreeing, consenting or committing to remedies, conditions, limitations and qualifications with respect to Buyer and its Subsidiaries and its ownership of the Shares and investment in the Company; provided that for the purposes of this Section 6.02, “reasonable best efforts” shall not require, or be deemed to require, any Party or any of its Affiliates to agree to or to take any action requested, required or imposed by a Governmental Authority that would reasonably be expected to result in or constitute a Burdensome Condition.

(g)	Notwithstanding the foregoing, prior to any Party being entitled to invoke a Burdensome Condition, Buyer, Seller, the Company and their respective Representatives shall meet and confer in good faith in order to:

(i)	exchange and review their respective views and positions as to such Burdensome Condition; and

(ii)	discuss and present to, and engage with, the applicable Governmental Authority regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition.

(h)	Buyer shall have responsibility for the filing fees associated with the filings it is required to make, and Seller shall have responsibility for the filing fees associated with filings Seller and its Affiliates or the Company and its Affiliates are required to make; provided, that Buyer and Seller shall each have responsibility for one half of the filing fee associated with the CFIUS Notice.

Section 6.03         Public Announcements.

Each Party shall obtain each other Party’s prior written consent before such Party issues a press release concerning this Agreement and the transactions contemplated hereby; provided that each Party may, without the prior consent of any other Party, issue such press release or other public statement or disclosure:

(a)	as may be required by Applicable Law or order, the applicable rules and regulations of any applicable securities exchange or any listing agreement with an applicable securities exchange, or as required by any Governmental Authority to which the relevant Party is subject, in which case the Party required to make the release, statement or disclosure will allow (to the extent permitted by or consistent with Applicable Law) the other Party reasonable opportunity to comment on such release, statement or disclosure in advance of such issuance;

(b)	as expressly contemplated (including with respect to the filings contemplated) by or to enforce its rights and remedies under this Agreement; or

(c)	to the extent such press release is not materially inconsistent with any previous press releases made by a Party in compliance with this Section 6.03.

Section 6.04         Confidentiality.

Buyer, the Company and Seller shall remain bound by the Letter Agreement, and Buyer, the Company and Seller shall be responsible for any breaches of the Letter Agreement by any of their respective Representatives; provided that Section 14 of the Letter Agreement is hereby amended to provide that the Letter Agreement shall terminate on the date which is two years after the earlier of the Closing Date or the date of termination of this Agreement.

Section 6.05         Exclusivity.

Seller agrees that it and its controlled Affiliates will not, and will direct their Representatives not to, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, solicit, initiate, participate in negotiations with respect to, encourage or assist the submission of any proposal or offer from any Person, other than Buyer and its Representatives, providing for the direct or indirect sale or other disposition of the Shares. Seller and its controlled Affiliates shall immediately cease all existing discussions and negotiations, if any, with any Person or entity other than Buyer and its Representatives with respect to any transaction, agreement or arrangement that in each case, would materially interfere with or impair, or foreclose, the ability of Seller to consummate the Sale pursuant to this Agreement (any such transaction, a “Competing Transaction”). Seller and its controlled Affiliates shall not:

(a)	solicit offers, inquiries or proposals for any offer, inquiry or proposal to enter into a Competing Transaction with any Person other than Buyer; or

(b)	engage in any discussions or negotiations with, or enter into any agreement, arrangement or understanding with any Person or Persons other than Buyer and its advisers, regarding a Competing Transaction with any Person other than Buyer, except to the extent necessary for compliance with any Applicable Law.

Seller agrees that it will and will cause its Affiliates to, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, vote, or cause to be voted, all Shares against authorization or approval of any Competing Transaction submitted to a vote of holders of shares of Common Stock, except to the extent necessary for compliance with any Applicable Law.

Section 6.06         Seller Transfer Restrictions.

(a)	As an essential inducement to Buyer to enter into this Agreement, Seller agrees that, without the prior written consent of Buyer, Seller shall not:

(i)	pledge, sell, assign or otherwise transfer (including by operation of law) or dispose of any shares of Common Stock;

(ii)	deposit any of its shares of Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its shares of Common Stock that conflicts with any of the covenants or agreements set forth in this Agreement; or

(iii)	enter into any swap or other contract or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock;

whether any such transaction described in the foregoing clauses (i) or (iii) is to be settled by delivery of shares, depositary shares, in cash or otherwise (each such action set forth in the foregoing clauses (i) to (iii), a “Transfer”), in each case, if the Transfer(s) of any shares of Common Stock:

(x)	would represent a Transfer, in any one transaction or in aggregate, of 15% or more of the issued and outstanding shares of Common Stock (calculated as of the date hereof) at any time prior to the Closing; provided that in the event that the Closing has not occurred on or prior to December 31, 2024, Seller shall then be permitted to Transfer shares of Common Stock in excess of the foregoing 15% limitation at any time prior to the Closing so long as such Transfer would not result in Seller owning less than 29.9% of the issued and outstanding Common Stock (calculated immediately following such Transfer); or

(y)	would result in Seller owning less than 9.9% of the issued and outstanding shares of Common Stock (calculated immediately following such Transfer) at any time prior to the second anniversary of the Closing;

provided, however, that the foregoing shall not prohibit (in all cases, subject to Applicable Law):

(A)	Transfers between a Seller and any of its Affiliates so long as, prior to any such Transfer, and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to the Company a joinder to this Agreement agreeing to fulfill the obligations of Seller under this Section 6.06, with respect to such shares of Common Stock; or

(B)	from and after the Closing, any Exempt Transfer.

(b)	Notwithstanding Section 6.06(a), without Buyer’s prior written consent, Seller shall not Transfer 5% or more of the issued and outstanding shares of Common Stock to a Competitor; provided, however, that Buyer’s prior written consent shall not be required with respect to any:

(i)	Transfer of Common Stock into the market in broker transactions or marketed or unmarketed underwritten offerings or underwritten block trades; or

(ii)	Exempt Transfer.

Section 6.07         Buyer Transfer Restrictions.

(a)	As an essential inducement to Seller and the Company to enter into this Agreement, Buyer agrees that without the prior written consent of Seller and the Company, Buyer shall not Transfer any shares of Common Stock prior to the second anniversary of the Closing; provided that the foregoing shall not prohibit (in all cases, subject to Applicable Law):

(i)	Transfers between a Buyer and any of its Affiliates so long as, prior to any such Transfer, and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to the Company a joinder to this Agreement agreeing to fulfill the obligations of Buyer under this Section 6.07, with respect to such shares of Common Stock;

(ii)	in the event that Buyer ownership exceeds 30% or more of the issued and outstanding Common Stock as a result of share repurchases or buybacks by the Company, Transfers to the extent necessary for NLI to own less than 30% of the Company’s issued and outstanding Common Stock; or

(iii)	any Exempt Transfer.

(b)	Notwithstanding the foregoing, without the Company’s prior written consent, Buyer shall not Transfer any shares of Common Stock at any time to a Person (other than an Affiliate of Buyer pursuant to Section 6.07(a)(i) or pursuant to an Exempt Transfer) that would, to Buyer’s Knowledge, following such Transfer, beneficially own 5% or more of the issued and outstanding Common Stock.

Section 6.08         Right of First Offer.

(a)	From and after the Closing, in the event Seller desires to Transfer, in a single transaction or series of related transactions within a three-month period, 10% or more of the issued and outstanding shares of Common Stock (the “ROFO Shares”) to a third party, Seller shall deliver to Buyer a written notice (a “ROFO Sale Notice”) of its intention to Transfer the ROFO Shares that sets forth, in reasonable detail to the extent then known by Seller, the proposed material terms and conditions of such contemplated Transfer and an invitation for Buyer to make an offer to purchase the ROFO Shares. Within 15 days following the date of delivery of the ROFO Sale Notice to Buyer, either Buyer or one its Affiliates (as Buyer may determine) (the “ROFO Buyer”) may deliver a written offer to purchase the ROFO Shares (the “Purchase Notice”), specifying the material terms and conditions, including the price (which shall be in cash) to be paid, on which it would be willing to purchase, all of the ROFO Shares.

(b)	Within 15 days of the delivery of the Purchase Notice, (the “Acceptance or Rejection Period”), Seller shall inform the ROFO Buyer if the terms set forth in the Purchase Notice are acceptable to Seller (an “Acceptance Notice”). In the event that Seller delivers an Acceptance Notice within the Acceptance or Rejection Period, Seller and ROFO Buyer shall (and Buyer shall cause ROFO Buyer to) cooperate, acting reasonably and in good faith to effect the purchase of the ROFO Shares on the terms set forth in the Purchase Notice as promptly as reasonably practicable (subject to obtaining all required regulatory approvals and Buyer’s compliance with Section 3.1(c) of the Stockholder’s Agreement).

(c)	In the event that the ROFO Buyer does not deliver a Purchase Notice to elect to purchase the ROFO Shares within the 15-day period contemplated by Section 6.08(a), then Seller shall be entitled to Transfer the ROFO Shares to a third party after such 15-day period. In the event that:

(i)	Seller does not deliver an Acceptance Notice accepting the terms set forth in the Purchase Notice within the Acceptance or Rejection Period;

(ii)	Seller informs ROFO Buyer that Seller does not accept the terms set forth in the Purchase Notice during the Acceptance or Rejection Period; or

(iii)	Seller delivers an Acceptance Notice accepting the terms set forth in the Purchase Notice within the Acceptance or Rejection Period, but Seller and ROFO Buyer do not consummate the purchase contemplated thereby within 30 days (subject to any extension necessary to obtain required regulatory approvals and to otherwise satisfy Buyer’s obligations pursuant to Section 3.1(c) of the Stockholder’s Agreement), then Seller shall be entitled to Transfer the ROFO Shares to a third party at a price that is no less than the price set forth in the Purchase Notice.

(d)	This Section 6.08 shall not apply to any Exempt Transfer or any sale of Common Stock by Seller into the market in broker transactions or marketed or unmarked underwritten offerings or block trades.

Section 6.09         Voting.

(a)	From and after the Closing, at any meeting of stockholders of the Company involving the election of directors (or if action is taken by written consent of stockholders of the Company in lieu of a meeting in respect of an election of directors), Seller shall, and shall cause its controlled Affiliates to, vote, or cause to be voted (including, if applicable, by written consent), all shares of capital stock of the Company owned by Seller and its controlled Affiliates affirmatively in favor of the election of any director designated by Buyer to be nominated for election as a director of the Company in accordance with the Stockholder’s Agreement.

(b)	From and after the Closing, at any meeting of stockholders of the Company involving the election of directors (or if action is taken by written consent of stockholders of the Company in lieu of a meeting in respect of an election of directors), Buyer shall, and shall cause its controlled Affiliates to, vote, or cause to be voted (including, if applicable, by written consent), all shares of capital stock of the Company owned by Buyer and its controlled Affiliates affirmatively in favor of the election of any director designated by Seller to be nominated for election as a director of the Company in accordance with and pursuant to the Separation Agreement.

Section 6.10         Secondment Agreement.

As promptly as practicable after the date hereof, with the goal of finalizing the same within sixty (60) days, the Company and Buyer will cooperate and negotiate in good faith the terms of the Secondment Agreement, which agreement shall govern the rights and obligations of Buyer and the Company with respect to the Secondees (as defined in the Stockholder’s Agreement). The Secondment Agreement shall be reasonably satisfactory, in form and substance, to each of Buyer and the Company.

Section 6.11         Buyer Designees.

If not provided previously, at least thirty (30) days prior to the anticipated Closing Date, Buyer shall provide the Company with written notice identifying by name and title the initial NLI Designees (as defined in the Stockholder’s Agreement) that it intends to designate pursuant to Section 2.1 of the Stockholder’s Agreement following the Closing. From and after such time as Buyer identifies the initial NLI Designees, Buyer shall, and shall cause such NLI Designees to, sign such further documents and do and perform and cause to be done such further acts and things as the Company may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of Section 2.1 of the Stockholder’s Agreement.

Article VII
CONDITIONS TO THE CLOSING

Section 7.01         Conditions to the Obligations of Each Party.

The respective obligations of each of the Parties to consummate the Sale are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a)	No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition issued by any Governmental Authority preventing the consummation of the Sale (an “Order”) shall have taken effect after the date hereof and shall still be in effect.

(b)	Any applicable waiting period under the HSR Act (the “Antitrust Approval”), as extended by the applicable Governmental Authority, relating to the Sale shall have expired or been terminated, in each case without the imposition of a Burdensome Condition.

(c)	CFIUS Approval shall have been obtained at or prior to the Closing without the imposition of a Burdensome Condition.

(d)	The Required Regulated Entity Approvals shall have been obtained and shall be in full force and effect, and all waiting periods required thereunder shall have expired or been terminated, in each case without the imposition of a Burdensome Condition.

Section 7.02         Conditions to the Obligations of Buyer.

The obligations of Buyer to consummate the Sale are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following further conditions:

(a)	each of Seller and the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b)	the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.05 and Section 3.07 and the representations and warranties of the Company in Section 5.01, Section 5.02, Section 5.06, Section 5.07(a) and Section 5.07(b) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date hereof and the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time);

(c)	all other representations and warranties of Seller contained in Article III of this Agreement (disregarding all materiality or material adverse effect qualifications contained therein) shall be true and correct at and as of the date hereof and the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, would not reasonably be likely to prevent, materially delay or materially impede the ability of Seller to consummate the Sale and the other transactions contemplated hereby;

(d)	all other representations and warranties of the Company contained in Article V of this Agreement (disregarding all materiality, material adverse effect or Company Material Adverse Effect qualifications contained therein, other than the use of the defined term “Material Reinsurance Agreement”) shall be true and correct at and as of the date hereof and at and the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(e)	Buyer shall have received a certificate signed by an authorized signatory of Seller that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied; and

(f)	Buyer shall have received a certificate signed by an authorized signatory of the Company certifying to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied.

Section 7.03         Conditions to the Obligations of Seller and the Company.

The obligations of Seller and the Company to consummate the Sale are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following further conditions:

(a)	Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b)	the representations and warranties of Buyer contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.05 shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date hereof and the Closing as if made at and as of such time;

(c)	the representations and warranties of Buyer contained in Article IV of this Agreement (disregarding all materiality and material adverse effect qualifications contained therein) shall be true and correct at and as of the date hereof and the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, would not reasonably be likely to prevent, materially delay or materially impede the ability of Buyer to consummate the Sale and the other transactions contemplated hereby; and

(d)	Seller and the Company shall have received a certificate signed by an executive officer of Buyer certifying to the effect that conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

Article VIII
TERMINATION; SURVIVAL

Section 8.01         Termination.

This Agreement may be terminated and the Sale may be abandoned at any time prior to the Closing:

(a)	by mutual written agreement of Seller and Buyer;

(b)	by either Buyer or Seller, by written notice to the other Party, as applicable, if:

(i)	the Sale has not been consummated on or before May 16, 2025 (as such date may be extended pursuant to the following proviso, the “End Date”); provided that if all the conditions in Article VI other than conditions set forth in Section 7.01(b) (Antitrust Approval), Section 7.01(c) (CFIUS Approval), or Section 7.01(d) (Required Regulated Entity Approvals) or Section 7.01(a) (solely with respect to Orders related to Antitrust Approval, CFIUS Approval or Required Regulated Entity Approvals), have been satisfied (other than conditions that by their nature are to be satisfied on the Closing Date), or have been waived by the Parties, then the End Date shall automatically be extended to November 16, 2025; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party or Parties whose breach or breaches of any provision of this Agreement have been a principal cause of the failure of the Sale to be consummated by the End Date; or

(ii)	there shall be any Order permanently preventing the consummation of the Sale in effect that shall have become final and non-appealable or a CFIUS Denial shall have occurred, provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any Party whose breach or breaches of any provision of this Agreement has been a principal cause of such Order being issued or taking effect or such CFIUS Denial;

(c)	by Buyer, by written notice to Seller and the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller or the Company set forth in this Agreement shall have occurred that:

(i)	would cause the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) or Section 7.02(d) not to be satisfied; and

(ii)	is incapable of being cured by the End Date or, if curable, is not cured by Seller or the Company within 45 days of receipt by Seller and the Company of written notice of such breach or failure (or, if the End Date is less 45 days from the date of receipt of such notice, by the End Date);

provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if, at the time of the delivery of such notice, Buyer is in material breach of its obligations under this Agreement;

(d)	by Seller, by written notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would:

(i)	cause the conditions set forth in Section 7.03(a), Section 7.03(b) or Section 7.03(c) not to be satisfied; and

(ii)	is incapable of being cured by the End Date or, if curable, is not cured by Buyer within 45 days of receipt by Buyer of written notice of such breach or failure (or, if the End Date is less than 45 days from the date of receipt of such notice, by the End Date);

provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if, at the time of the delivery of such notice, Seller is in material breach of its obligations under this Agreement.

Section 8.02         Effect of Termination.

If this Agreement is terminated in accordance with Section 8.01, this Agreement shall become void and of no effect and without liability of any member of Buyer Group, Seller Group or the Company Entities to any Party, in each case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws or otherwise and whether by or through attempted piercing of the corporate veil; provided that the provisions of this Section 8.02, Section 6.04 and Article IX shall survive any termination hereof in accordance with Section 8.01 and no Party shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of this Agreement or from Fraud.

Section 8.03         No Survival.

The Parties, intending to modify any applicable statute of limitations, acknowledge and agree that except for (a) this Section 8.03, (b) Article IX and (c) those covenants and agreements that by their terms apply or are to be performed after the Closing, to the extent they so apply or are to be performed, the representations, warranties, covenants and agreements of the Parties contained in this Agreement (and any certificate delivered pursuant to Article VII of this Agreement) shall not survive beyond the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party, any of its Affiliates or any of their respective Representatives.

Article IX
MISCELLANEOUS

Section 9.01         Notices.

All notices, requests and other communications to any Party shall be in writing and shall be deemed given if delivered personally, sent by electronic mail transmission (with confirmation of receipt of such electronic mail received by return electronic mail) or sent by international overnight courier (providing proof of delivery) to the parties at the addresses set forth below.

if to Buyer, to:

Nippon Life Insurance Company

1-6-6 Marunouchi, Chiyoda-ku

Tokyo, Japan 100-8288

Attention: Masayuki Nishimura

Email: nishimura49737@nissay.co.jp

with a copy to:

Latham & Watkins Gaikokuho Joint Enterprise

Marunouchi Building, 32nd Floor

2-4-1 Marunouchi, Chiyoda-ku

Tokyo, Japan 100-6332

Attention: Hiroaki Takagi

Email: hiroaki.takagi@lw.com

and

Latham & Watkins LLP

330 North Wabash, Suite 2800

Chicago, IL 60611

Attention: Bradley Faris; Jason Morelli

Email: bradley.faris@lw.com; jason.morelli@lw.com

if to Seller, to:

American International Group, Inc.

1271 Avenue of the Americas

New York, NY 10020

Attention: Rose Marie Glazer

Email: aigcorporatesecretary@aig.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David K. Lam; Mark S. Stagliano

Email: DKLam@wlrk.com; MAStagliano@wlrk.com

if to the Company, to:

Corebridge Financial, Inc.

2919 Allen Parkway, Woodson Tower

Houston, TX 77019

Attention: Chris Nixon

Email: chris.nixon@corebridgefinancial.com

with a copy to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention: Paul Rodel; Eric Juergens

Email: pmrodel@debevoise.com; etjuerge@debevoise.com

or to such other address or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.02         Amendments and Waivers.

(a)	Any provision of this Agreement may be amended, supplemented or waived in any and all respects at any time prior to the Closing, if, but only if, such amendment, supplement or waiver is in writing and is signed, in the case of an amendment or supplement, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)	At any time prior to the Closing, any Party may, by prior written notice to the other Parties, and subject to Applicable Law:

(i)	waive any inaccuracies in the representations and warranties of any other Party;

(ii)	extend the time for the performance of any of the obligations or acts of the other Party; or

(iii)	waive compliance by any other Party with any of the agreements contained herein.

(c)	No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.03         Costs and Expenses.

(a)	Seller shall reimburse, or cause to be reimbursed, on a quarterly basis, all third-party out-of-pocket costs and expenses incurred by the Company in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements, including the reasonable and documented fees, disbursements and expenses of the Company’s counsel and the Company’s accountants, and any filing fees incident to this Agreement or the Ancillary Agreements, including as required by Section 6.02(h); provided, that the Company has provided Seller with reasonable supporting detail with respect to such amounts.

(b)	Except as otherwise provided herein (including pursuant to clause (a) above), all costs and expenses incurred in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the Party incurring such cost or expense.

Section 9.04         Binding Effect; Benefit; Assignment.

(a)	The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their successors and permitted assigns.

(b)	No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, except that with prior written notice to Seller and the Company, Buyer may transfer or assign its rights under this Agreement to one or more of its Affiliates; provided that, such transfer or assignment would not be reasonably likely to (i) result in any delay in the Parties’ ability to obtain the Antitrust Approval, CFIUS Approval or Required Regulated Entity Approvals or (ii) prevent, impede or delay the ability of the Parties to consummate the transactions contemplated by this Agreement; provided, further, that such transfer or assignment shall not relieve Buyer of its obligations hereunder. Any purported assignment, delegation or transfer not permitted by this Section 9.04(b) is null and void.

Section 9.05         Governing Law.

This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 9.06         Jurisdiction.

The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery shall not have or declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware or other Delaware state court) (the “Chosen Courts”), and each of the Parties hereby irrevocably consents to the sole and exclusive jurisdiction of the Chosen Courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such Chosen Court or that any such Action brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Buyer irrevocably designates its Subsidiary, Nippon Life Americas, Inc., located at 101 Park Avenue, New York, NY 10178, as its authorized agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such Action and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it in the Chosen Courts and Buyer stipulates that such consent and appointment is irrevocable and coupled with an interest. Without limiting the foregoing, each Party also irrevocably and unconditionally agrees that service of process on such Party may be made on such Party as provided in Section 9.01, and that service made in such manner shall be deemed effective service of process on such Party and shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by Applicable Law.

Section 9.07         Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

Section 9.08         Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties provided that a .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.09         Entire Agreement.

This Agreement, the Ancillary Agreements and the Letter Agreement (and all exhibits and schedules hereto and thereto) constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and the Ancillary Agreements, and supersede all prior agreements and understandings, whether oral and written, between the Parties with respect to the subject matter of this Agreement and the Ancillary Agreements.

Section 9.10         Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable by any Applicable Law, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination that any term or other provision is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law and in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11         Specific Performance; Remedies.

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof to which such Party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Neither Party shall be required to provide any bond or other security in connection with any such order or injunction.

Section 9.12         Reserves.

Notwithstanding anything to the contrary contained in this Agreement, any Ancillary Agreement or any other agreement, document or instrument, each of Buyer and Seller acknowledges and agrees that the Company and its Affiliates make no representations or warranties with respect to, and nothing contained in this Agreement, any Ancillary Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Affiliates, for any purpose of this Agreement, any Ancillary Agreement or any other agreement, document or instrument to be delivered in connection herewith, in respect of:

(a)	the adequacy or sufficiency of reserves of the Company or any of its Affiliates;

(b)	the effect of the adequacy or sufficiency of reserves of the Company or any of its Affiliates on any line item, asset, liability or equity amount on any financial or other document;

(c)	whether or not reserves of the Company or any of its Affiliates were determined in accordance with any actuarial, statutory, regulatory or other standard; or

(d)	the collectability of any amounts under any Reinsurance Agreement.

Furthermore, each of Buyer and Seller acknowledges and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of reserves of the Company or any of its Affiliates may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Affiliates contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith.

Section 9.13         Controlling Language of this Agreement.

This Agreement has been negotiated and executed in the English language, and this English language execution version shall govern in all respects and prevail over any translation of the same, including for the purposes of enforcing this Agreement in any court or other tribunal.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers or signatories as of the date set forth on the cover page of this Agreement.

NIPPON LIFE INSURANCE COMPANY

By:	/s/ Minoru Kimura
Name: Minoru Kimura
Title: Managing Executive Officer

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Sabra Purtill
Name: Sabra Purtill
Title: Executive Vice President and Chief Financial Officer

COREBRIDGE FINANCIAL, INC.

By:	/s/ Elias Habayeb
Name: Elias Habayeb
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]